EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)

Form S-8 (Registration No. 333-146790) pertaining to the 2003 Equity Compensation Plan of China Resources Development, Inc., the predecessor to China Natural Resources, Inc. (the “Company”), and

(2)

Form F-3 (Registration No. 333-163702) of the Company;

of our reports dated April 29, 2013, with respect to the consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting of the Company, included in this Annual Report (Form 20-F) for the year ended December 31, 2012.

/s/ Ernst & Young

Certified Public Accountants

Hong Kong

April 29, 2013